Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791 mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Third Quarter 2026 Revenues of $1.013 Billion, With Growth Across All Five Business Segments

•
Record Quarterly Revenues of $1.013 Billion, Up 6%, Compared to $956.2 Million in Prior Year Quarter
•
EPS of $2.35, Down 10%, and Record Adjusted EPS of $3.84, Up 48%, Compared to EPS and Adjusted EPS of $2.60 in Prior Year Quarter
•
Company Reaffirms Revenue Guidance, Updates EPS Guidance Range to Between $7.55 and $8.05 and Raises Adjusted EPS Guidance Range to Between $9.50 and $10.00

Washington, D.C., October 29, 2026 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the third quarter ended September 30, 2026.

Third quarter 2026 record revenues of $1.013 billion increased $56.4 million, or 5.9%, compared to revenues of $956.2 million in the prior year quarter. The increase was driven by revenue growth across all business segments. Net income of $63.4 million compared to $82.8 million in the prior year quarter. The decrease in net income was primarily due to a $46.0 million special charge and higher direct costs, selling, general and administrative (“SG&A”) expenses and interest expense, which more than offset revenue growth and a lower income tax provision. The special charge related to a plan to align staffing with demand included $45.5 million in salary- and benefits-related costs and $0.5 million of non-cash real estate-related costs.

Adjusted EBITDA of $153.7 million, or 15.2% of revenues, compared to $130.6 million, or 13.7% of revenues, in the prior year quarter. Third quarter 2026 Adjusted EBITDA excludes the aforementioned special charge and $4.5 million of Extraordinary Litigation-Related Expenses.1 Third quarter 2026 EPS of $2.35 compared to $2.60 in the prior year quarter. Third quarter 2026 EPS included the special charge and Extraordinary Litigation-Related Expenses, which reduced EPS by $1.36 and $0.13, respectively. Third quarter Adjusted EPS of $3.84 compared to EPS of $2.60 in the prior year quarter, where Adjusted EPS was equal to EPS.

Steven H. Gunby, CEO and Chairman of FTI Consulting, commented, “Our record results this quarter reflect the strength and breadth of our global platform. Though our results included certain favorable non-recurring items, such as record success fees and a lower effective tax rate, at their core, they were driven by the fact that in a world facing major change and disruption, our clients are increasingly turning to us for the depth and breadth of our capabilities.”

1 Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $190.4 million for the quarter ended September 30, 2026 compared to $201.9 million for the quarter ended September 30, 2025. The year-over-year decrease in net cash provided by operating activities was primarily due to an increase in operating expense and compensation payments, which was partially offset by higher cash collections and a decrease in forgivable loan issuances.

During the quarter ended September 30, 2026, the Company repurchased 523,588 shares of its common stock at an average price per share of $151.55 for a total cost of $79.4 million. As of September 30, 2026, approximately $264.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

Cash and cash equivalents of $88.1 million at September 30, 2026 compared to $146.0 million at September 30, 2025 and $163.7 million at June 30, 2026. Total debt of $852.0 million at September 30, 2026 compared to $510.0 million at September 30, 2025 and $1.020 billion at June 30, 2026.

Third Quarter 2026 Segment Results

Corporate Finance

Revenues in the Corporate Finance segment increased $19.5 million, or 4.8%, to $424.4 million in the quarter compared to $404.9 million in the prior year quarter. The increase in revenues was primarily due to higher success fees and realized bill rates, which was partially offset by lower demand for turnaround & restructuring and transactions services. Segment operating income of $83.4 million compared to $93.0 million in the prior year quarter. Adjusted Segment EBITDA of $102.8 million, or 24.2% of segment revenues, compared to $96.4 million, or 23.8% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 6.3% increase in billable headcount.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $0.4 million, or 0.2%, to $195.1 million in the quarter compared to $194.7 million in the prior year quarter. The increase in revenues was primarily due to higher realized bill rates, which was partially offset by lower demand for risk & investigations and data & analytics services. Segment operating income of $20.2 million compared to $40.5 million in the prior year quarter. Adjusted Segment EBITDA of $38.0 million, or 19.5% of segment revenues, compared to $42.6 million, or 21.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher SG&A expenses.

Economic Consulting

Revenues in the Economic Consulting segment increased $16.2 million, or 9.3%, to $189.3 million in the quarter compared to $173.1 million in the prior year quarter. The increase in revenues was primarily due to higher demand for non-merger and acquisition (“M&A”)-related antitrust and M&A-related antitrust services, which was partially offset by lower demand for financial economics services. Segment operating income of $10.7 million compared to segment operating loss of $5.8 million in the prior year quarter. Adjusted Segment EBITDA of $14.0 million, or 7.4% of segment revenues, compared to a loss of $4.6 million in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues and lower SG&A expenses.

Technology

Revenues in the Technology segment increased $9.1 million, or 9.7%, to $103.2 million in the quarter compared to $94.1 million in the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related “second request” services. Segment operating income of $8.8 million compared to $9.3 million in the prior year quarter. Adjusted Segment EBITDA of $16.0 million, or 15.5% of segment revenues, compared to $13.6 million, or 14.5% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes higher as-needed consultant costs, and higher SG&A expenses.

Strategic Communications

Revenues in the Strategic Communications segment increased $11.2 million, or 12.5%, to $100.6 million in the quarter compared to $89.4 million in the prior year quarter. The increase in revenues was primarily due to higher demand for public affairs and corporate reputation services. Segment operating income of $14.1 million compared to $15.9 million in the prior year quarter. Adjusted Segment EBITDA of $20.4 million, or 20.3% of segment revenues, compared to $16.9 million, or 18.9% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 5.5% increase in billable headcount, and higher SG&A expenses.

Fourth Quarter 2026 Special Charge and Expected Annualized Savings

The Company expects that actions taken in the third and fourth quarters of 2026 to align staffing with demand will result in annualized cost savings of approximately $80 million in salary- and benefits-related and real estate-related costs. In connection with these actions, the Company expects to record a fourth quarter 2026 special charge of approximately $7 million, which includes approximately $2 million in salary- and benefits-related costs associated with targeted headcount reductions and approximately $5 million in real estate-related costs. Together with the $46.0 million special charge recorded in the third quarter of 2026, the estimated combined special charge for full year 2026 is expected to be approximately $53 million.

2026 Guidance

The Company is reaffirming its full year 2026 revenue guidance range of between $3.940 billion and $4.100 billion. The Company now estimates EPS for full year 2026 will range between $7.55 and $8.05, which compares to the prior range of between $8.70 and $9.30. The Company estimates Adjusted EPS will range between $9.50 and $10.00, which compares to the prior range of between $9.10 and $9.70. The variance between EPS and Adjusted EPS guidance for full year 2026 is related to the third and fourth quarter of 2026 special charges, which the Company estimates will be approximately $1.55, and an estimated $0.40 of Extraordinary Litigation-Related Expenses.

Third Quarter 2026 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss third quarter 2026 financial results at 9:00 a.m. Eastern Time on Thursday, October 29, 2026. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,200 employees located in 32 countries and territories as of September 30, 2026. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.8 billion in revenues during fiscal year 2025. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Certain of these financial measures are considered not in conformity with GAAP ("non-GAAP financial measures") under the United States Securities and Exchange Commission ("SEC") rules. Specifically, we have referred to the following non-GAAP financial measures:

•
Adjusted Segment EBITDA
•
Adjusted EBITDA
•
Adjusted EBITDA Margin
•
Adjusted Net Income
•
Adjusted Earnings per Diluted Share

We have included the definition of Segment Operating Income (Loss), which is a GAAP financial measure, below in order to more fully define the components of certain non-GAAP financial measures in the accompanying analysis of financial information. We define Segment Operating Income (Loss) as a segment’s share of consolidated operating income. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA, which is a non-GAAP financial measure. We define Adjusted Segment EBITDA as Segment Operating Income (Loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business, losses on early extinguishment of debt and Extraordinary Litigation-Related Expenses (as defined below). We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. Many of our competitors use alternative measures of operating performance. Non-GAAP financial measures are used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that our non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with useful supplemental information.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share ("Adjusted EPS"), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business, losses on early extinguishment of debt and Extraordinary Litigation-Related Expenses (as defined below). We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with useful supplemental information on our business operating results, including underlying trends.

“Extraordinary Litigation-Related Expenses” represent expenses related to the Company’s litigation in the case captioned FTI Consulting, Inc. et al., v. Jonathan M. Orszag et al., 8:23-cv-03200-BAH-AAQ (D.Md.) (together with ancillary proceedings, “FTI vs. Orszag, et al”). In May 2026, the United States District Court for the District of Maryland (the “Court”) allowed the Company to file a third amended complaint to an existing proceeding against Jonathan Orszag, adding Econic Partners LLC, a competitor of the Company, and Dr. Mark Israel, a former Company employee, as defendants. The third amended complaint also added additional claims, including for theft of Company trade secrets and conspiracy to unlawfully compete. This litigation was originally filed in November 2023 against Mr. Orszag, a former Company employee, to enforce the terms of his employment agreement. As a result of the Court’s allowance of the third amended complaint, in the Company’s judgment, beginning in the second quarter of 2026, FTI vs. Orszag, et al became non-recurring and outside of the ordinary course of business based on the following considerations: (i) the magnitude of the proceedings, (ii) the complexity of the proceedings, (iii) the counterparties involved and (iv) the Company’s overall litigation strategy. No non-GAAP financial measures for prior periods presented have been adjusted for litigation expenses related to FTI vs. Orszag, et al because the proceedings did not become extraordinary until the second quarter of 2026.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including among other things, statements about future events, anticipated growth, industry prospects, business trends, our future results of operations and financial position, business strategy and plans, future revenues or performance, financing needs, and objectives of management for future operations, are forward-looking statements. Forward-looking statements often contain words such as “may,” “might,” “will,” “should,” “could,” “would,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions. There are a number of risks, uncertainties and other factors that could cause our actual results or outcomes, and the timing of our results or outcomes, to differ materially from the forward-looking statements expressed or implied by this press release. Although we believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, we can provide no assurance that these expectations and assumptions will prove to be correct. Forward-looking statements relate to future events, results and outcomes and are inherently uncertain. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements. Important factors that could cause our actual results or outcomes, and the timing of our results and outcomes, to differ materially from the forward-looking statements we make in this press release include those set forth under the heading “Risk Factors” in Part I, Item 1A in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 as well as in other information that we file with the SEC from time to time. All forward-looking statements are presented as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement for any reason.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 88,097	$ 265,091
Accounts receivable, net	1,196,790	1,037,678
Current portion of notes receivable	98,167	87,861
Prepaid expenses and other current assets	161,011	126,997
Total current assets	1,544,065	1,517,627
Property and equipment, net	159,772	169,333
Operating lease assets	180,802	201,492
Goodwill	1,239,950	1,242,777
Intangible assets, net	11,843	13,547
Notes receivable, net	226,579	250,667
Other assets	96,644	95,085
Total assets	$ 3,459,655	$ 3,490,528
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$ 227,117	$ 206,247
Accrued compensation	607,836	712,335
Billings in excess of services provided	64,562	56,607
Total current liabilities	899,515	975,189
Long-term debt, net	851,383	365,000
Noncurrent operating lease liabilities	197,138	224,510
Deferred income taxes	98,407	99,611
Other liabilities	89,992	92,487
Total liabilities	2,136,435	1,756,797
Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 27,247 (2026) and 30,864 (2025)	272	309
Additional paid-in capital	—	354
Retained earnings	1,463,178	1,862,672
Accumulated other comprehensive loss	(140,230)	(129,604)
Total stockholders’ equity	1,323,220	1,733,731
Total liabilities and stockholders’ equity	$ 3,459,655	$ 3,490,528

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended September 30,

	2026	2025
	(Unaudited)
Revenues	$ 1,012,563	$ 956,167
Operating expenses
Direct cost of revenues	661,773	638,233
Selling, general and administrative expenses	214,404	199,484
Special charges	46,008	—
Amortization of intangible assets	538	780
	922,723	838,497
Operating income	89,840	117,670
Other income (expense)
Interest income and other	713	1,692
Interest expense	(13,331)	(7,634)
	(12,618)	(5,942)
Income before income tax provision	77,222	111,728
Income tax provision	13,773	28,910
Net income	$ 63,449	$ 82,818
Earnings per common share ― basic	$ 2.37	$ 2.63
Weighted average common shares outstanding ― basic	26,743	31,523
Earnings per common share ― diluted	$ 2.35	$ 2.60
Weighted average common shares outstanding ― diluted	26,988	31,823
Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$ (374)	$ (4,916)
Total other comprehensive loss, net of tax	(374)	(4,916)
Comprehensive income	$ 63,075	$ 77,902

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Nine Months Ended September 30,

	2026	2025
	(Unaudited)
Revenues	$ 2,989,372	$ 2,798,111
Operating expenses
Direct cost of revenues	2,015,482	1,888,302
Selling, general and administrative expenses	667,415	586,023
Special charges	46,008	25,295
Amortization of intangible assets	1,689	2,850
	2,730,594	2,502,470
Operating income	258,778	295,641
Other income (expense)
Interest income and other	1,386	2,466
Interest expense	(31,406)	(13,859)
	(30,020)	(11,393)
Income before income tax provision	228,758	284,248
Income tax provision	49,868	67,908
Net income	$ 178,890	$ 216,340
Earnings per common share ― basic	$ 6.28	$ 6.50
Weighted average common shares outstanding ― basic	28,477	33,266
Earnings per common share ― diluted	$ 6.22	$ 6.43
Weighted average common shares outstanding ― diluted	28,773	33,625
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$ (10,626)	$ 43,431
Total other comprehensive income (loss), net of tax	(10,626)	43,431
Comprehensive income	$ 168,264	$ 259,771

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND EPS TO ADJUSTED EPS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Net income	$ 63,449	$ 82,818	$ 178,890	$ 216,340
Add back:
Special charges	46,008	—	46,008	25,295
Tax impact of special charges	(9,115)	—	(9,115)	(5,799)
Extraordinary Litigation-Related Expenses (1)	4,503	—	11,126	—
Tax impact of Extraordinary Litigation-Related Expenses (1)	(1,153)	—	(2,846)	—
Adjusted Net Income	$ 103,692	$ 82,818	$ 224,063	$ 235,836
EPS	$ 2.35	$ 2.60	$ 6.22	$ 6.43
Add back:
Special charges	1.70	—	1.60	0.75
Tax impact of special charges	(0.34)	—	(0.32)	(0.17)
Extraordinary Litigation-Related Expenses (1)	0.17	—	0.39	—
Tax impact of Extraordinary Litigation-Related Expenses (1)	(0.04)	—	(0.10)	—
Adjusted EPS	$ 3.84	$ 2.60	$ 7.79	$ 7.01
Weighted average number of common shares outstanding ― diluted	26,988	31,823	28,773	33,625

(1)
Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2026
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$ 7.55	$ 8.05
Special charges	1.90	1.90
Tax impact of special charges	(0.35)	(0.35)
Extraordinary Litigation-Related Expenses (2)	0.54	0.54
Tax impact of Extraordinary Litigation-Related Expenses (2)	(0.14)	(0.14)
Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$ 9.50	$ 10.00

(1) The forward-looking guidance on estimated 2026 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, goodwill impairment charges, the gain or loss on sale of a business or losses on early extinguishment of debt, as these items are dependent on future events that are uncertain and difficult to predict.

(2) Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2026 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 63,449
Interest income and other							(713)
Interest expense							13,331
Income tax provision							13,773
Operating income	$ 83,393	$ 20,169	$ 10,738	$ 8,840	$ 14,060	$ (47,360)	$ 89,840
Depreciation of property and equipment	3,171	1,971	1,597	4,295	991	764	12,789
Amortization of intangible assets	280	190	—	—	68	—	538
Special charges	16,001	15,707	1,647	2,883	5,304	4,466	46,008
Extraordinary Litigation-Related Expenses (1)	—	—	—	—	—	4,503	4,503
Adjusted EBITDA	$ 102,845	$ 38,037	$ 13,982	$ 16,018	$ 20,423	$ (37,627)	$ 153,678

Nine Months Ended September 30, 2026 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 178,890
Interest income and other							(1,386)
Interest expense							31,406
Income tax provision							49,868
Operating income	$ 251,098	$ 72,469	$ 10,851	$ 21,356	$ 52,288	$ (149,284)	$ 258,778
Depreciation of property and equipment	9,484	5,870	4,406	12,662	3,013	1,922	37,357
Amortization of intangible assets	875	609	—	—	205	—	1,689
Special charges	16,001	15,707	1,647	2,883	5,304	4,466	46,008
Extraordinary Litigation-Related Expenses (1)	—	—	—	—	—	11,126	11,126
Adjusted EBITDA	$ 277,458	$ 94,655	$ 16,904	$ 36,901	$ 60,810	$ (131,770)	$ 354,958

(1)
Refer to “Non-GAAP Financial Measures” in this Press Release for the definition of “Extraordinary Litigation-Related Expenses.”

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME (LOSS) TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2025 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 82,818
Interest income and other							(1,692)
Interest expense							7,634
Income tax provision							28,910
Operating income (loss)	$ 92,953	$ 40,460	$ (5,823)	$ 9,286	$ 15,865	$ (35,071)	$ 117,670
Depreciation of property and equipment	2,977	1,927	1,261	4,358	976	624	12,123
Amortization of intangible assets	483	229	—	—	68	—	780
Adjusted EBITDA	$ 96,413	$ 42,616	$ (4,562)	$ 13,644	$ 16,909	$ (34,447)	$ 130,573

Nine Months Ended September 30, 2025 (Unaudited)	Corporate Finance	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$ 216,340
Interest income and other							(2,466)
Interest expense							13,859
Income tax provision							67,908
Operating income	$ 212,031	$ 99,637	$ 19,073	$ 17,440	$ 42,064	$ (94,604)	$ 295,641
Depreciation of property and equipment	8,327	5,529	3,996	11,152	2,755	1,832	33,591
Amortization of intangible assets	1,958	686	—	—	206	—	2,850
Special charges	11,696	5,475	983	1,928	3,268	1,945	25,295
Adjusted EBITDA	$ 234,012	$ 111,327	$ 24,052	$ 30,520	$ 48,293	$ (90,827)	$ 357,377

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Billable Headcount
	(in thousands)					(at period end)
Three Months Ended September 30, 2026 (Unaudited)
Corporate Finance	$ 424,365	$ 102,845	24.2%	58%	$ 550	2,458
Forensic and Litigation Consulting	195,137	38,037	19.5%	54%	$ 468	1,512
Economic Consulting	189,253	13,982	7.4%	61%	$ 639	1,003
Technology (1)	103,197	16,018	15.5%	N/M	N/M	648
Strategic Communications (1)	100,611	20,423	20.3%	N/M	N/M	954
	$ 1,012,563	$ 191,305	18.9%			6,575
Unallocated Corporate		(37,627)
Adjusted EBITDA		$ 153,678	15.2%

Nine Months Ended September 30, 2026 (Unaudited)
Corporate Finance	$ 1,245,266	$ 277,458	22.3%	60%	$ 549	2,458
Forensic and Litigation Consulting	582,269	94,655	16.3%	55%	$ 461	1,512
Economic Consulting	553,713	16,904	3.1%	61%	$ 617	1,003
Technology (1)	304,537	36,901	12.1%	N/M	N/M	648
Strategic Communications (1)	303,587	60,810	20.0%	N/M	N/M	954
	$ 2,989,372	$ 486,728	16.3%			6,575
Unallocated Corporate		(131,770)
Adjusted EBITDA		$ 354,958	11.9%

Three Months Ended September 30, 2025 (Unaudited)
Corporate Finance	$ 404,896	$ 96,413	23.8%	63%	$ 533	2,312
Forensic and Litigation Consulting	194,689	42,616	21.9%	58%	$ 447	1,533
Economic Consulting	173,086	(4,562)	(2.6%)	55%	$ 597	1,028
Technology (1)	94,081	13,644	14.5%	N/M	N/M	680
Strategic Communications (1)	89,415	16,909	18.9%	N/M	N/M	904
	$ 956,167	$ 165,020	17.3%			6,457
Unallocated Corporate		(34,447)
Adjusted EBITDA		$ 130,573	13.7%

Nine Months Ended September 30, 2025 (Unaudited)
Corporate Finance	$ 1,127,780	$ 234,012	20.7%	60%	$ 520	2,312
Forensic and Litigation Consulting	571,808	111,327	19.5%	58%	$ 438	1,533
Economic Consulting	544,604	24,052	4.4%	60%	$ 575	1,028
Technology (1)	274,836	30,520	11.1%	N/M	N/M	680
Strategic Communications (1)	279,083	48,293	17.3%	N/M	N/M	904
	$ 2,798,111	$ 448,204	16.0%			6,457
Unallocated Corporate		(90,827)
Adjusted EBITDA		$ 357,377	12.8%

N/M Not meaningful

(1) The majority of the Technology and Strategic Communications segments' revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,

	2026	2025
	(Unaudited)
Operating activities
Net income	$ 178,890	$ 216,340
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	37,357	33,591
Amortization of intangible assets	1,689	2,850
Amortization of notes receivable	66,188	50,767
Amortization of tax equity investment	25,389	—
Provision for expected credit losses	24,762	25,810
Share-based compensation	31,567	28,694
Deferred income taxes	3,413	18,216
Other	3,176	432
Changes in operating assets and liabilities:
Accounts receivable, billed and unbilled	(191,147)	(122,707)
Notes receivable, net of repayments	(53,314)	(251,576)
Prepaid expenses and other assets	(6,960)	(9,199)
Accounts payable, accrued expenses and other	17,352	(3,858)
Income taxes	(26,945)	(78,708)
Accrued compensation	(86,898)	(110,111)
Billings in excess of services provided	8,160	(8,165)
Net cash provided by (used in) operating activities	32,679	(207,624)
Investing activities
Purchases of property and equipment and other	(30,340)	(50,142)
Payment for tax equity investment	(42,101)	—
Net cash used in investing activities	(72,441)	(50,142)
Financing activities
Borrowings under revolving line of credit	1,317,000	1,040,000
Repayments under revolving line of credit	(1,130,000)	(530,000)
Proceeds from issuance of term loan	300,000	—
Payments of debt issuance costs	(5,401)	—
Purchase and retirement of common stock, including excise tax	(605,272)	(770,889)
Share-based compensation tax withholdings	(11,320)	(18,295)
Deposits and other	2,781	1,901
Net cash used in financing activities	(132,212)	(277,283)
Effect of exchange rate changes on cash and cash equivalents	(5,020)	20,523
Net decrease in cash and cash equivalents	(176,994)	(514,526)
Cash and cash equivalents, beginning of period	265,091	660,493
Cash and cash equivalents, end of period	$ 88,097	$ 145,967